Exhibit 99.1

Delta Mutual, Inc. Appoints New CEO and Board Chairman

Sellersville, PA – January 22, 2009- Delta Mutual, Inc. (OTCBB: DLTM) announced that it has appointed Dr. Daniel R. Peralta as President and Chief Executive Officer and Chairman of its Board of Directors, effective January 20, 2009.

Dr. Peralta is a 50% owner of Egani, Inc., a privately-held Arizona corporation (“Egani”) that he founded in 1998. Egani owns 130,000,000 shares of the common stock of Delta Mutual, Inc. (the “Company”), or approximately 59% of the outstanding common stock. These shares were acquired on March 4, 2008 pursuant to a Membership Interest Purchase Agreement  (the “Agreement”) between the Company and Egani. Pursuant to the Agreement, the Company acquired from Egani 100% of the issued and outstanding shares of stock held by Egani in Altony S.A., an Uruguayan Sociedad Anonima, which owns 100% of the issued and outstanding membership interests in the South American Hedge Fund LLC, a Delaware limited liability company.

Dr. Peralta, 54, is currently the President and a director of Egani, a management and financial consulting firm. He also serves as President and a director of Egani Argentina, an affiliated company. Since July 2008, Dr. Peralta has served as an advisor to the South American Hedge Fund in its oil and gas activities in Argentina. He has also served in various advisory capacities to the Argentine government and as a board member of the Central Bank of Argentina and Vaisala oy Finland-Argentina. He is the author of several publications on finance and economic development in South America.

Dr. Peralta earned a doctorate in business administration from Belgrano University in Buenos Aires and an undergraduate degree in aeronautical engineering from the National Technical University of Argentina.  Dr. Peralta brings an understanding of both the energy and financial markets to our Board of Directors, and his appointment was welcomed by the Board as a proven and seasoned executive whose guidance the Board looks forward to receiving in the future.

About Delta Mutual, Inc.

Delta Mutual, Inc. invests in oil and gas properties in South America. It intends to focus its investments in the energy sector, including development of energy producing investments and alternative energy production in Latin America and North America.

Forward Looking Statements

This Press Release contains forward-looking statements that involve risks and uncertainties, which may include statements about business strategy and development plans, plans for entering new business, anticipated sources of funds, including proceeds from future operations and plans, objectives, expectations and intentions contained in this Press Release that are not historical facts. Because these forward looking statements involve risk and uncertainties, actual results could differ materially from those discussed in this Press Release.  These risks are outlined in our SEC fillings.

Contact:	Delta Mutual, Inc. Malcolm W. Sherman, Executive Vice President 215-258-2800 Mwsherman3@aol.com